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EXHIBIT 3.7

ARTICLES OF INCORPORATION

OF

AEROJET INVESTMENTS LTD.

I. NAME

The name of the corporation is AEROJET INVESTMENTS LTD.

II. PURPOSE

        The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

III. AGENT FOR SERVICE OF PROCESS

        The name in this state of the corporation's initial agent for service of process is:

CT CORPORATION SYSTEM

IV. DIRECTOR LIABILITY

        The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

V. INDEMNIFICATION OF AGENTS

        The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code.

VI. STOCK

        The corporation is authorized to issue only one class of shares, which shall be designated "common shares" having a total number of 100,000 shares.

EXECUTION

        IN WITNESS WHEREOF, the undersigned, who is the incorporator of this corporation has executed these Articles of Incorporation on October 31, 1997.

/s/ Kelli Shortte

Kelli Shortte, Incorporator

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  EXHIBIT 3.7
IV. DIRECTOR LIABILITY